Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 (No. 333-163509) pertaining to (i) The Black & Decker 2003 Stock Option Plan, (ii) The Black & Decker 1996 Stock Option Plan, (iii) The Black & Decker 1992 Stock Option Plan, (iv) The Black & Decker 2008 Restricted Stock Plan, (v) The Non-Employee Directors Stock Plan and (vi) The Black & Decker 1995 Stock Option Plan for Non-Employee Directors of Stanley Black & Decker, Inc. (formerly The Stanley Works) (the “Company”) of our reports dated February 19, 2010, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended January 2, 2010 and the effectiveness of internal control over financial reporting of the Company filed with the Securities and Exchange Commission, and our report dated February 19, 2010, with respect to the consolidated financial statements and schedule of The Black & Decker Corporation as of December 31, 2009 and 2008 and for each of the three years ended December 31, 2009 included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2010.

/s/ Ernst & Young LLP
Hartford, Connecticut
May 13, 2010